Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 23, 2017

El Paso Electric Announces Fourth Quarter and Annual 2016 Financial Results

Overview

•
For the fourth quarter of 2016, El Paso Electric Company ("EE" or the "Company") reported net income of $5.7 million, or $0.14 basic and diluted earnings per share. Net income in the fourth quarter of 2015 was $0.6 million, or $0.02 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2016, EE reported net income of $96.8 million, or $2.39 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2015 was $81.9 million, or $2.03 basic and diluted earnings per share.

"We have made significant investments to meet growth in our region and to replace aging infrastructure, some of which is almost 60 years old. This modern infrastructure will benefit our customers well into the future" said Mary Kipp, Chief Executive Officer. "We are pleased that we have started to recover and earn a return on some of those investments. Our improved overall financial results are largely due to the rate relief we received in 2016, which helped to partially mitigate regulatory lag. Including Montana Power Station Units 3 and 4 and other plant additions, we have now completed $444 million of capital projects since the end of the test year in our 2015 rate cases. As a result, we filed a new rate case in Texas on February 13, 2017 to allow us to begin to recover and earn a return on these most recent investments."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2016 net income relative to 2015 net income (in thousands except per share data):

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
December 31, 2015		$648	$0.02		$81,918	$2.03
Changes in:
Retail non-fuel base revenues	$7,743	5,032	0.12	$44,311	28,802	0.71
Depreciation and amortization	1,524	991	0.02	5,507	3,580	0.08
Effective tax rate		559	0.02		(5,343)	(0.13)
Other revenues	728	473	0.01	1,742	1,132	0.03
Allowance for funds used during construction	(1,819)	(1,557)	(0.04)	(5,570)	(4,887)	(0.12)
Interest on long-term debt	(1,915)	(1,245)	(0.03)	(5,693)	(3,700)	(0.09)
Investment and interest income	(1,154)	(930)	(0.02)	(3,425)	(2,784)	(0.07)
Taxes other than income taxes	(344)	(223)	—	(1,797)	(1,168)	(0.03)
Other	2,934	1,908	0.04	(1,202)	(782)	(0.02)
December 31, 2016		$5,656	$0.14		$96,768	$2.39
Financial Effect of the Public Utility Commission of Texas ("PUCT") Final Order
On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 (the "PUCT Final Order"). The PUCT Final Order had a significant effect on the Company's 2016 financial results, the impacts of which are reflected in the table above. See "Rate Cases- 2015 Texas Retail Rate Case Filing" for a discussion of the PUCT Final Order.
Fourth Quarter 2016
Income for the quarter ended December 31, 2016, when compared to the quarter ended December 31, 2015, was positively affected by (presented on a pre-tax basis):

•	Increased retail non-fuel base revenues primarily due to the recognition of $7.2 million related to the PUCT Final Order.

•
Decreased depreciation and amortization primarily due to (i) reductions of approximately $3.1 million resulting from changes in depreciation rates as approved by the PUCT and the New Mexico Public Regulation Commission ("NMPRC") in the PUCT Final Order and the final order of the NMPRC in Case No. 15-00127-UT issued on June 8, 2016 (the "NMPRC Final Order"), respectively, and (ii) the sale of the Company's interest in Units 4 and 5 of the Four Corners Power Plant. These decreases were partially offset by an increase in plant, including Montana Power Station ("MPS") Units 3 and 4, which were placed in service in May and September 2016, respectively.

•
Decrease in the effective tax rate due to the loss of the domestic production activities deduction in the fourth quarter of 2015 offset by an increase in the effective tax rate due to the change in 2016 to normalize state income taxes in accordance with the PUCT Final Order and the NMPRC Final Order.

•	Increased other revenues primarily due to the recognition of miscellaneous service charges of $0.4 million related to the PUCT Final Order.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•	Other includes primarily decreases in (i) pension and benefit expenses and (ii) other operations and maintenance costs.

Income for the quarter ended December 31, 2016, when compared to the quarter ended December 31, 2015, was negatively affected by (presented on a pre-tax basis):

•
Decreased allowance for funds used during construction ("AFUDC") due to lower balances of construction work in progress ("CWIP"), primarily due to MPS Units 3 and 4 being placed in service in May and September 2016, respectively.

•	Increased interest on long-term debt due to the $150 million principal amount of senior notes issued in March 2016.

•
Decreased investment and interest income primarily due to lower realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the fourth quarter of 2016 compared to the fourth quarter of 2015.

Year to Date 2016
Income for the twelve months ended December 31, 2016, when compared to the twelve months ended December 31, 2015, was positively affected by (presented on a pre-tax basis):

•	Increased retail non-fuel base revenues primarily due to the recognition of $40.9 million related to the PUCT Final Order.

•
Decreased depreciation and amortization primarily due to (i) reductions of approximately $10.9 million resulting from changes in depreciation rates approved in the PUCT Final Order and the NMPRC Final Order, and (ii) the sale of the Company's interest in Units 4 and 5 of Four Corners. These decreases were partially offset by an increase in plant, primarily due to MPS Units 1 and 2 and the Eastside Operations Center ("EOC") being placed in service in March 2015, and MPS Units 3 and 4 being placed in service in May and September 2016, respectively.

•	Increased other revenues primarily due to rate increases in miscellaneous service charges of $1.5 million related to the PUCT Final Order.

Income for the twelve months ended December 31, 2016, when compared to the twelve months ended December 31, 2015, was negatively affected by (presented on a pre-tax basis):

•	Increase in the effective tax rate primarily due to the change to normalize state income taxes in accordance with the PUCT Final Order and the NMPRC Final Order.

•
Decreased AFUDC due to lower balances of CWIP, primarily due to the MPS units and the EOC being placed in service in 2015 and 2016, and a reduction in the AFUDC rate effective January 2016 as a result of the PUCT Final Order.

•	Increased interest on long-term debt due to the $150 million principal amount of senior notes issued in March 2016.

•
Decreased investment and interest income primarily due to lower realized gains on securities sold from the Company’s Palo Verde decommissioning trust in 2016 compared to 2015. The net gains reported in 2016 and 2015 are primarily the result of the Company's efforts to re-balance and further diversify its Palo Verde decommissioning trust fund investments.

•
Increased taxes other than income taxes primarily due to increased property tax rates and valuations in Texas as a result of MPS Units 1 and 2 and the EOC being placed in service during the first quarter of

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

2015 and increased billed revenues for Texas revenue related taxes. These increases were partially offset by decreased property taxes in Arizona due to decreased property values.
Retail Non-fuel Base Revenues
Excluding the $7.2 million PUCT Final Order impact, for the fourth quarter of 2016, retail non-fuel base revenues increased $0.6 million, pre-tax or 0.5% compared to the fourth quarter of 2015. This increase was primarily due to increased revenues from small commercial and industrial customers of $0.7 million due to a 1.0% increase in kWh sales which were driven by a 2.9% increase in the average number of customers. This increase was partially offset by a decrease of $0.1 million in revenues from residential customers due to a 0.2% decrease in kWh sales. While the Company experienced a 1.4% increase in the average number of residential customers served, milder weather particularly in the second half of the 2016 fourth quarter resulted in lower kWh sales compared to the 2015 fourth quarter. Non-fuel base revenues and kWh sales for the fourth quarter of 2016 and 2015 are provided by customer class on page 12 of this news release.

Excluding the $40.9 million PUCT Final Order impact, for the twelve months ended December 31, 2016, retail non-fuel base revenues increased $3.4 million, pre-tax or 0.6% compared to the twelve months ended December 31, 2015. This increase was primarily due to increased revenues from residential customers of $3.5 million due to a 1.3% increase in kWh sales and increased revenues from small commercial and industrial customers of $2.5 million due to a 0.8% increase in kWh sales. Increased kWh sales from residential customers and small commercial and industrial customers were driven by a 1.4% and 1.9% increase in the average number of customers, respectively, offset in part by milder weather during the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015. Revenues decreased $2.4 million from large commercial and industrial customers during the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015 due to a 3.0% decrease in kWh sales, due primarily to reduced demand by the steel manufacturing industry, and a decrease in surcharges billed to a large customer in 2016 compared to 2015. Non-fuel base revenues and kWh sales for the twelve months ended December 31, 2016 and 2015 are provided by customer class on page 14 of this news release.

Rate Cases
2015 Texas Retail Rate Case Filing
On August 10, 2015, the Company filed with the City of El Paso, other municipalities incorporated in its Texas service territory and the PUCT in Docket No. 44941, a request for an annual increase in non-fuel base revenues.
On August 25, 2016, the PUCT issued the PUCT Final Order, which provided for: (i) an annual non-fuel rate increase, lower annual depreciation expense, a revised return on equity for AFUDC purposes, and the inclusion of substantially all new plant in service in rate base, all as specified in the uncontested Stipulation and Agreement filed with the PUCT; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs, which will be collected through a surcharge terminating on July 12, 2017; (iii) removing the separate treatment for residential customers with solar systems; (iv) allowing the Company to recover $3.1 million in rate case expenses through a separate surcharge; and (v) allowing the Company to recover revenues associated with the relate back of rates to consumption on and after January 12, 2016 through March 31, 2016 through a separate surcharge.
Interim rates, associated with the annual non-fuel rate increase, became effective on April 1, 2016. The additional surcharges associated with the incremental Four Corners Generating Station costs, rate case expenses and the relate back of rates to consumption on and after January 12, 2016 through March 31, 2016 were implemented on October 1, 2016.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

For financial reporting purposes, the Company deferred any recognition of the Company's request in its 2015 Texas Retail Rate Case until it received the PUCT Final Order on August 25, 2016. Accordingly, it reported in the third quarter of 2016 the cumulative effect of the PUCT Final Order which related back to January 12, 2016. Details of the impacts of the PUCT Final Order are provided on page 17 of this news release.
2015 New Mexico Rate Case Filing
On May 11, 2015, the Company filed with the NMPRC in Case No. 15-00127-UT, for an annual increase in non-fuel base rates. On June 8, 2016, the NMPRC issued the NMPRC Final Order which provided for an annual increase in non-fuel base rates of approximately $0.6 million, an increase of approximately $0.5 million in other service fees, and a decrease in the Company's allowed return on equity to 9.48%. The NMPRC Final Order concluded that all of the Company's new plant in service was reasonable and necessary and therefore would be recoverable in rate base. The Company's rates were approved by the NMPRC effective July 1, 2016 and implemented at such time.
2017 Texas Retail Rate Case Filing
On February 13, 2017, the Company filed with the City of El Paso, other municipalities incorporated in the Company's Texas service territory and the PUCT in Docket No. 46831, a request for an increase in non-fuel base revenues of approximately $42.5 million. The Company invoked its statutory right to have its new rates relate back for consumption on and after July 18, 2017, which is the 155th day after the filing. The difference in rates that would have been billed will be surcharged or refunded to customers after the PUCT's final order in Docket No. 46831. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months. The Company cannot predict the outcome or the timing of the rate case at this time.
Commercial Operation of Montana Power Station Unit 3 and Unit 4
The Company has completed construction of the MPS placing into service Units 3 and 4 on May 3, 2016 and September 15, 2016, respectively, and the related common facilities and transmission systems at a cost of approximately $160.5 million, including AFUDC, for the two units. Each unit is an 89-MW simple cycle aero-derivative combustion turbine, is powered by natural gas and has quick start capabilities which allows the unit to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability. Each of the four MPS units will work in concert with the Company's renewable energy sources and will generate enough energy to power more than 40,000 homes in the Company's growing service territory.
Completion of the Sale of Four Corners
On February 17, 2015, the Company and Arizona Public Service Company ("APS") entered into an asset purchase agreement, providing for the purchase by APS of the Company's interests in Units 4 and 5 of the Four Corners Power Plant. On July 6, 2016, the closing of the transaction occurred, after which the Company no longer owns any coal-fired generation. No significant gain or loss was recorded upon the closing of the sale.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 44.1% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF) as of December 31, 2016. At December 31, 2016, we had a balance of $8.4 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

the next twelve months including the maturity of $50.0 million aggregate principal amount of our Series B 4.47% Senior Notes (due August 2017) and $33.3 million aggregate principal amount of 2012 Series A 1.875% Pollution Control Bonds which are subject to mandatory tender for purchase in September 2017.
Cash flows from operations for the twelve months ended December 31, 2016 were $231.2 million, compared to $246.7 million for the twelve months ended December 31, 2015. The primary factors contributing to the reduction in cash flows from operation were increases in net under-collection of fuel revenues and accounts receivable. Offsetting the decreases in cash flows were increased revenues due to the PUCT Final Order and the NMPRC Final Order and increases in deferred income taxes. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2016, we had fuel under-recoveries of $14.9 million compared to over-recoveries of fuel costs of $13.3 million during the twelve months ended December 31, 2015. At December 31, 2016, we had a net fuel under-recovery balance of $10.9 million, including an under-recovery of $11.1 million in Texas offset by an over-recovery of $0.2 million in New Mexico. On November 30, 2016, we filed a request to increase our Texas fixed fuel factor by approximately 28.8% to reflect increasing natural gas costs. This requested increase was approved by the PUCT and was effective with our January 2017 billings.
During the twelve months ended December 31, 2016, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $225.4 million for the twelve months ended December 31, 2016 and $281.5 million for the twelve months ended December 31, 2015. Capital expenditures for 2017 are expected to be approximately $215 million. Capital requirements for purchases of nuclear fuel were $42.4 million for the twelve months ended December 31, 2016, and $42.0 million for the twelve months ended December 31, 2015.
On January 26, 2017, the Board of Directors declared a quarterly dividend of $0.31 per share payable on March 31, 2017 to shareholders of record as of the close of business on March 17, 2017. On December 30, 2016, we paid a quarterly cash dividend of $0.31 per share, or $12.6 million, to shareholders of record as of the close of business on December 14, 2016. We paid a total of $49.6 million in cash dividends during the twelve months ended December 31, 2016. We expect to continue paying quarterly cash dividends in 2017.
No shares of common stock were repurchased during the twelve months ended December 31, 2016. As of December 31, 2016, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. On January 9, 2017, we exercised the option to extend the maturity of the RCF by one year to January 14, 2020 and to increase the size of the facility by $50 million to $350 million. We still have the option to extend the facility by one additional year to January 2021 and to increase the RCF by up to $50 million (up to a total of $400 million) upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $132.6 million at December 31, 2016, of which $37.6 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $128.7 million as of December 31, 2015, of which $33.7 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At December 31, 2016, $44.0 million was outstanding under the RCF for working

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

capital and general corporate purposes, which may include funding capital expenditures. At December 31, 2015, $108.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at December 31, 2016 were $81.6 million with an additional $267.9 million available to borrow, after giving consideration to the $50 million increase on January 9, 2017.
We received approval from the NMPRC on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. The proceeds from the issuance of these senior notes, after deducting the underwriters' commission, were $158.1 million. These proceeds included accrued interest of $2.4 million and a $7.1 million premium before expenses. The effective interest rate for these senior notes is approximately 4.77%. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. These senior notes constitute an additional issuance of our 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.
2017 Earnings Guidance
On February 13, 2017, the Company filed a rate case in Texas as discussed above. The outcome of this case could have a significant impact on the Company's results of operations in 2017. Since we cannot predict the outcome of this rate case, the Company has decided not to provide earnings guidance at this time. However, we will provide management's outlook on key drivers on the Company's February 23, 2017 conference call.
Conference Call
A conference call to discuss 2016 financial results is scheduled for 10:30 A.M. Eastern Time, on February 23, 2017. The dial-in number is 888-503-8163 with a conference ID number of 1144948. The international dial-in number is 719-325-2405. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through March 9, 2017 with a dial-in number of 888-203-1112 and a conference ID number of 1144948. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi)

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended December 31, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$188,037	$176,902	$11,135
Energy expenses:
Fuel	41,921	40,060	1,861
Purchased and interchanged power	12,012	11,108	904
	53,933	51,168	2,765
Operating revenues net of energy expenses	134,104	125,734	8,370
Other operating expenses:
Other operations	62,437	64,335	(1,898)
Maintenance	14,741	15,451	(710)
Depreciation and amortization	21,220	22,744	(1,524)
Taxes other than income taxes	15,236	14,892	344
	113,634	117,422	(3,788)
Operating income	20,470	8,312	12,158
Other income (deductions):
Allowance for equity funds used during construction	1,156	2,222	(1,066)
Investment and interest income, net	3,790	4,944	(1,154)
Miscellaneous non-operating income	219	525	(306)
Miscellaneous non-operating deductions	(1,031)	(1,551)	520
	4,134	6,140	(2,006)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,323	16,408	1,915
Other interest	201	372	(171)
Capitalized interest	(1,252)	(1,210)	(42)
Allowance for borrowed funds used during construction	(819)	(1,572)	753
	16,453	13,998	2,455
Income before income taxes	8,151	454	7,697
Income tax expense (benefit)	2,495	(194)	2,689
Net income	$5,656	$648	$5,008

Basic earnings per share	$0.14	$0.02	$0.12

Diluted earnings per share	$0.14	$0.02	$0.12

Dividends declared per share of common stock	$0.310	$0.295	$0.015
Weighted average number of shares outstanding	40,368	40,297	71
Weighted average number of shares and dilutive
potential shares outstanding	40,445	40,335	110

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$886,936	$849,869	$37,067
Energy expenses
Fuel	173,738	188,400	(14,662)
Purchased and interchanged power	59,727	53,545	6,182
	233,465	241,945	(8,480)
Operating revenues net of energy expenses	653,471	607,924	45,547
Other operating expenses:
Other operations	242,014	242,950	(936)
Maintenance	66,746	65,223	1,523
Depreciation and amortization	84,317	89,824	(5,507)
Taxes other than income taxes	65,533	63,736	1,797
	458,610	461,733	(3,123)
Operating income	194,861	146,191	48,670
Other income (deductions):
Allowance for equity funds used during construction	7,023	10,639	(3,616)
Investment and interest income, net	14,083	17,508	(3,425)
Miscellaneous non-operating income	1,292	2,062	(770)
Miscellaneous non-operating deductions	(3,699)	(4,328)	629
	18,699	25,881	(7,182)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	71,544	65,851	5,693
Other interest	1,303	1,313	(10)
Capitalized interest	(4,990)	(4,968)	(22)
Allowance for borrowed funds used during construction	(4,983)	(6,937)	1,954
	62,874	55,259	7,615
Income before income taxes	150,686	116,813	33,873
Income tax expense	53,918	34,895	19,023
Net income	$96,768	$81,918	$14,850

Basic earnings per share	$2.39	$2.03	$0.36

Diluted earnings per share	$2.39	$2.03	$0.36

Dividends declared per share of common stock	$1.225	$1.165	$0.060
Weighted average number of shares outstanding	40,351	40,275	76
Weighted average number of shares and dilutive
potential shares outstanding	40,408	40,309	99

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2016 and 2015
(In thousands and Unaudited)

	2016	2015
Cash flows from operating activities:
Net income	$96,768	$81,918
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	84,317	89,824
Amortization of nuclear fuel	43,748	43,099
Deferred income taxes, net	50,510	30,846
Net gains on sale of decommissioning trust funds	(7,640)	(11,114)
Other	11,006	6,927
Change in:
Accounts receivable	(17,511)	4,839
Net over-collection (under-collection) of fuel revenues	(14,891)	13,344
Accounts payable	(2,140)	(11,235)
Regulatory assets	(8,741)	(3,303)
Other	(4,276)	1,526
Net cash provided by operating activities	231,150	246,671

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(225,361)	(281,458)
Cash additions to nuclear fuel	(42,383)	(41,966)
Decommissioning trust funds	(8,229)	(7,656)
Other	241	(11,654)
Net cash used for investing activities	(275,732)	(342,734)

Cash flows from financing activities:
Dividends paid	(49,603)	(47,059)
Borrowings (repayments) under the revolving credit facility, net	(60,164)	127,206
Payment on maturing RGRT senior notes	—	(15,000)
Proceeds from issuance of senior notes	157,052	—
Other	(2,432)	(1,439)
Net cash provided by financing activities	44,853	63,708

Net increase (decrease) in cash and cash equivalents	271	(32,355)

Cash and cash equivalents at beginning of period	8,149	40,504

Cash and cash equivalents at end of period	$8,420	$8,149

El Paso Electric Company
Quarter Ended December 31, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	566,680	567,548	(868)	(0.2)%
	Commercial and industrial, small	553,829	548,583	5,246	1.0%
	Commercial and industrial, large	261,320	260,480	840	0.3%
	Public authorities	372,643	363,381	9,262	2.5%
	Total retail sales	1,754,472	1,739,992	14,480	0.8%
	Wholesale:
	Sales for resale	9,716	8,772	944	10.8%
	Off-system sales	475,789	587,732	(111,943)	(19.0)%
	Total wholesale sales	485,505	596,504	(110,999)	(18.6)%
	Total kWh sales	2,239,977	2,336,496	(96,519)	(4.1)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$54,756	$49,100	$5,656	11.5%
	Commercial and industrial, small	40,285	38,636	1,649	4.3%
	Commercial and industrial, large	8,451	8,956	(505)	(5.6)%
	Public authorities	20,024	19,081	943	4.9%
	Total retail non-fuel base revenues (a)	123,516	115,773	7,743	6.7%
	Wholesale:
	Sales for resale	421	390	31	7.9%
	Total non-fuel base revenues	123,937	116,163	7,774	6.7%

	Fuel revenues:
	Recovered from customers during the period	41,030	24,780	16,250	65.6%
	Under (over) collection of fuel	3,125	(2,409)	5,534	—
	New Mexico fuel in base rates	—	16,364	(16,364)	—
	Total fuel revenues (b)	44,155	38,735	5,420	14.0%

	Off-system sales:
	Fuel cost	9,754	11,202	(1,448)	(12.9)%
	Shared margins	1,952	2,350	(398)	(16.9)%
	Retained margins	277	407	(130)	(31.9)%
	Total off-system sales	11,983	13,959	(1,976)	(14.2)%
	Other (c) (d)	7,962	8,045	(83)	(1.0)%
	Total operating revenues	$188,037	$176,902	$11,135	6.3%

(a)	Includes $7.2 million increase resulting from the PUCT Final Order in 2016.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.1 million in 2016 and 2015.
(c)	Represents revenues with no related kWh sales and includes $0.4 million increase resulting from the PUCT Final Order in 2016.
(d)	Includes energy efficiency bonus of $1.3 million in 2015.

El Paso Electric Company
Quarter Ended December 31, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	363,699	358,712	4,987	1.4%
Commercial and industrial, small	41,567	40,380	1,187	2.9%
Commercial and industrial, large	49	48	1	2.1%
Public authorities	5,288	5,270	18	0.3%
Total	410,603	404,410	6,193	1.5%

Number of retail customers (end of period): (a)
Residential	363,987	358,819	5,168	1.4%
Commercial and industrial, small	41,741	40,367	1,374	3.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,285	5,261	24	0.5%
Total	411,062	404,496	6,566	1.6%

Weather statistics: (b)			10-Yr Average
Cooling degree days	227	144	138
Heating degree days	717	889	901

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	1,235,538	1,196,316	39,222	3.3%
Four Corners (c)	—	184,328	(184,328)	—
Gas plants	765,847	744,329	21,518	2.9%
Total generation	2,001,385	2,124,973	(123,588)	(5.8)%
Purchased power:
Photovoltaic	54,859	53,423	1,436	2.7%
Other	303,509	286,227	17,282	6.0%
Total purchased power	358,368	339,650	18,718	5.5%
Total available energy	2,359,753	2,464,623	(104,870)	(4.3)%
Line losses and Company use	119,776	128,127	(8,351)	(6.5)%
Total kWh sold	2,239,977	2,336,496	(96,519)	(4.1)%

	Palo Verde capacity factor	90.0%	87.0%	3.0%

	Palo Verde O&M expenses	$29,400	$29,937	$(537)

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

El Paso Electric Company
Twelve Months Ended December 31, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,805,789	2,771,138	34,651	1.3%
	Commercial and industrial, small	2,403,447	2,384,514	18,933	0.8%
	Commercial and industrial, large	1,030,745	1,062,662	(31,917)	(3.0)%
	Public authorities	1,572,510	1,585,568	(13,058)	(0.8)%
	Total retail sales	7,812,491	7,803,882	8,609	0.1%
	Wholesale:
	Sales for resale	62,086	63,347	(1,261)	(2.0)%
	Off-system sales	1,927,508	2,500,947	(573,439)	(22.9)%
	Total wholesale sales	1,989,594	2,564,294	(574,700)	(22.4)%
	Total kWh sales	9,802,085	10,368,176	(566,091)	(5.5)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$278,774	$246,265	$32,509	13.2%
	Commercial and industrial, small	194,942	187,436	7,506	4.0%
	Commercial and industrial, large	39,070	40,411	(1,341)	(3.3)%
	Public authorities	96,881	91,244	5,637	6.2%
	Total retail non-fuel base revenues (a)	609,667	565,356	44,311	7.8%
	Wholesale:
	Sales for resale	2,407	2,455	(48)	(2.0)%
	Total non-fuel base revenues	612,074	567,811	44,263	7.8%

	Fuel revenues:
	Recovered from customers during the period	148,397	127,765	20,632	16.1%
	Under (over) collection of fuel (b)	14,893	(13,342)	28,235	—
	New Mexico fuel in base rates	33,279	72,129	(38,850)	(53.9)%
	Total fuel revenues (c)	196,569	186,552	10,017	5.4%

	Off-system sales:
	Fuel cost	38,933	52,406	(13,473)	(25.7)%
	Shared margins	5,632	11,048	(5,416)	(49.0)%
	Retained margins	1,137	1,362	(225)	(16.5)%
	Total off-system sales	45,702	64,816	(19,114)	(29.5)%
	Other (d) (e)	32,591	30,690	1,901	6.2%
	Total operating revenues	$886,936	$849,869	$37,067	4.4%

(a)	Includes $40.9 million increase resulting from the PUCT Final Order in 2016.
(b)	Includes Department of Energy refunds related to spent fuel storage of $1.6 million and $5.8 million in 2016 and 2015, respectively.
(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $8.7 million and $9.7 million in 2016 and 2015, respectively.
(d)	Represents revenues with no related kWh sales and includes $1.5 million increase resulting from the PUCT Final Order in 2016.
(e)	Includes energy efficiency bonus of $0.5 million and $1.3 million in 2016 and 2015, respectively.

El Paso Electric Company
Twelve Months Ended December 31, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	362,138	356,969	5,169	1.4%
Commercial and industrial, small	41,014	40,250	764	1.9%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,303	5,250	53	1.0%
Total	408,504	402,518	5,986	1.5%

Number of retail customers (end of period): (a)
Residential	363,987	358,819	5,168	1.4%
Commercial and industrial, small	41,741	40,367	1,374	3.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,285	5,261	24	0.5%
Total	411,062	404,496	6,566	1.6%

Weather statistics: (b)			10-Year Average
Cooling degree days	2,811	2,839	2,732
Heating degree days	1,851	2,095	2,157

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	5,093,844	5,136,686	(42,842)	(0.8)%
Four Corners (c)	175,258	657,744	(482,486)	(73.4)%
Gas plants	3,550,904	3,790,659	(239,755)	(6.3)%
Total generation	8,820,006	9,585,089	(765,083)	(8.0)%
Purchased power:
Photovoltaic	289,800	277,241	12,559	4.5%
Other	1,262,451	1,113,705	148,746	13.4%
Total purchased power	1,552,251	1,390,946	161,305	11.6%
Total available energy	10,372,257	10,976,035	(603,778)	(5.5)%
Line losses and Company use	570,172	607,859	(37,687)	(6.2)%
Total kWh sold	9,802,085	10,368,176	(566,091)	(5.5)%

	Palo Verde capacity factor	93.2%	94.3%	(1.1)%

	Palo Verde O&M expenses	$96,914	$97,639	$(725)

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

El Paso Electric Company
Financial Statistics
At December 31, 2016 and 2015
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2016	2015

Cash and cash equivalents	$8,420	$8,149

Common stock equity	$1,074,396	$1,016,538
Long-term debt (a)	1,195,513	1,122,660
Total capitalization	$2,269,909	$2,139,198

Current maturities of long-term debt	$83,143	$—

Short-term borrowings under the revolving credit facility	$81,574	$141,738

Number of shares - end of period	40,517,718	40,443,819

Book value per common share	$26.52	$25.13

Common equity ratio (b)	44.1%	44.6%
Debt ratio	55.9%	55.4%

(a)
In accordance with ASU 2015-03 (Subtopic 835-30), Interest - Imputation of Interest, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The Company implemented ASU 2015-03 in the first quarter of 2016, and retrospectively to all periods presented.

(b)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.

El Paso Electric Company
Twelve Months Ended December 31, 2016
PUCT Final Order

On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 (the "PUCT Final Order"). See "Rate Cases- 2015 Texas Retail Rate Case Filing" for a discussion of the PUCT Final Order.

The increase (decrease) on operations resulting from the PUCT Final Order is categorized in the following periods based on consumption (in thousands):

	Three Months Ended					Twelve Months Ended
Category	March 31, 2016		June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Retail non-fuel base rate increase:
Relate back	$4,782		$—	$—	$—	$4,782
Interim rates	457		10,417	15,138	—	26,012
Additional non-fuel base rate increase for Four Corners	708		867	1,328	853	3,756
Base rate increase	—		—	—	6,321	6,321
Retail non-fuel base rate increase, total	$5,947		$11,284	$16,466	$7,174	$40,871
Miscellaneous service revenues	353		400	390	379	1,522
Revenue taxes	(19)		(436)	(643)	(238)	(1,336)
Depreciation	2,491		2,510	2,412	2,849	10,262
Rate case expense	—		—	(600)	(395)	(995)
AFUDC	(106)		(87)	(72)	(52)	(317)
Pre-tax increase	$8,666		$13,671	$17,953	$9,717	$50,007
Income tax expense (a)	4,104	7,221	5,677	7,221	5,714	22,716
After-tax increase	$4,562		$7,994	$10,732	$4,003	$27,291

(a)
In the third quarter of 2016, the Company changed its accounting for state income taxes from the flow-through method to the normalization method in accordance with the PUCT Final Order and the NMPRC Final Order. The impact of the change was additional income tax expense of $5.1 million for the twelve months ended December 31, 2016.